Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:             David E. Gable

            Senior Vice President and Chief Financial Officer

            davidgable@KEMET.com

            864-963-6484

KEMET Reports Results of 4th Quarter and Fiscal Year 2007

•                  Net Sales were $658.7 million for fiscal year 2007, up 34% over last year

•                  Gross Margin for the year was 21.4%, up from 18.5% last year

•                  Net Income on a pro-forma basis was $42.7 million or $0.50 per share, up 140% from FY 2006

Greenville, South Carolina (May 9, 2007) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended March 31, 2007, were $157.1 million which is an 18% increase over the same quarter last year and 5% lower than the prior quarter.  Net income before special charges was $8.3 million, or $0.10 per share, compared to $10.7 million, or $0.12 per share, for the same quarter last year and $12.3 million, or $0.15 per share, for the prior quarter.  On a GAAP basis, net income was $0.1 million, or $0.00 per share, for the current quarter compared to a net loss of $2.3 million for the same quarter last year and net income of $5.3 million for the prior quarter.  KEMET reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended			Year Ended
	Mar 2007	Dec 2006	Mar 2006	Mar 2007	Mar 2006
	(In Millions, Except Per Share Data)

Net sales	$157.1	$165.5	$133.4	$658.7	$490.1

Before special charges and SFAS No. 123R (non-GAAP)
Net income	$8.3	$12.3	$10.7	$42.7	$17.8
Net income per diluted share	$0.10	$0.15	$0.12	$0.50	$0.21

After special charges and SFAS No. 123R (GAAP)
Net income/(loss)	$0.1	$5.3	$(2.3)	$6.9	$0.4
Net income/(loss) per diluted share	$0.00	$0.06	$(0.03)	$0.08	$0.00

“We are extremely pleased with the Company’s results for the fiscal year ended March 31, 2007,” stated Per Loof, Chief Executive Officer.  “With revenues up 34% and net income before special charges up 140% over the prior year, we exceeded all our expectations.  We are tracking a full year ahead of the improvement plan I established when I joined KEMET two years ago and I am confident that we will continue to make progress in the years to come.”

“The results in the fiscal fourth quarter, though generally in line with our expectations given normal seasonality and the impact of the Chinese New Year, need to improve and will improve.  Our acquisition strategy is intended to mitigate future volatility.  Our relentless efforts to reduce our costs will continue as we work every day to provide better solutions for our customers and increased profitability for our shareholders.”

“We are pleased to note that we closed the purchase of Evox Rifa Group Oyj on April 24, 2007.  This complementary business brings us one step closer to becoming The Capacitance Company.  We would like to welcome every Evox Rifa customer and employee into the KEMET family, and look forward to new opportunities to provide capacitance solutions around the world.  Our success in integrating the tantalum business unit acquired from EPCOS during the past fiscal year gives us confidence that we will see accretive results from the new Evox Rifa businesses as well in fiscal year 2008.”

The Company will hold a conference call at 9:00 am ET Wednesday, May 9, 2007, to discuss this earnings release. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 5684155. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight May 23, 2007, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•      Net sales of the Tantalum Business Group were $99.8 million, and net sales of the Ceramics Business Group were $57.3 million for the March 2007 quarter.

•      By region, 34% of net sales for the March 2007 quarter were to customers in the Americas, 40% were to customers in Asia Pacific, and 26% were to customers in Europe.

•      By channel, 54% of net sales for the March 2007 quarter were to distribution customers, 22% were to Electronics Manufacturing Services customers, and 24% were to Original Equipment Manufacturing customers. Average selling prices for the March 2007 quarter, adjusted for changes in product mix, were basically flat.

•      Cash and long-term investments in marketable securities increased $3.9 million to $258.0 million during the March 2007 quarter, from $254.2 million at December 31, 2006.

•      During the March 2007 quarter, inventories increased $8.0 million to $153.9 million from $145.9 million at December 31, 2006.  Raw materials and supplies decreased $0.4 million in the March 2007 quarter, and work in process and finished goods increased $8.4 million.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Jun 2006	Sept 2006	Dec 2006	Mar 2007
	(In Millions)
Raw materials and supplies	$59.8	$47.5	$45.7	$46.7	$48.8	$55.0	$54.6
Work in process and finished goods	69.2	86.4	79.4	85.4	88.6	90.9	99.3
Total inventory	$129.0	$133.9	$125.1	$132.1	$137.4	$145.9	$153.9

     Capital expenditures for the March 2007 quarter were $10.7 million.  Depreciation and amortization expense in the quarter was $9.9 million.  Net capital expenditures for fiscal year 2007 were $35.3 million.  The Company anticipates capital expenditures for fiscal year 2008 of $45 to $50 million, including approximately $7 million of capital expenditures at our new Evox Rifa facilities.

	Fiscal Year Ended				Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Mar 2007	Jun 2006	Sept 2006	Dec 2006	Mar 2007
	(In Millions)
Additions to property, plant and equipment	$25.8	$39.6	$22.8	$35.3	$3.7	$8.9	$12.0	$10.7

•      For fiscal year 2008, KEMET anticipates continuing our investments in key customer relationships through our direct sales and customer service professionals. We will make investments in research and development to improve our competitive position in the capacitor industry, working to become a technology leader. We continue to invest in research and development activities with a primary focus on organic polymer tantalum and high-capacitance ceramic capacitor technologies.  We will also invest additional resources in research and development activities for our Evox Rifa businesses.

	Fiscal Year Ended				Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Mar 2007	Jun 2006	Sept 2006	Dec 2006	Mar 2007
	(In Millions)
Selling, General & Admin.	$51.2	$51.7	$49.7	$89.4	$23.9	$21.2	$21.2	$23.1
Research & Development	$24.4	$26.6	$26.0	$33.4	$7.8	$7.4	$8.8	$9.4

•              The increase in SG&A expenses for the March 2007 quarter as compared to the prior quarter was due primarily to year end accounting adjustments for incentive based compensation and higher European tantalum integration costs.

•              The increase in R&D costs reflects the Company’s continuing efforts to be The Capacitance Company.  KEMET introduced over 3,000 new Ceramics part numbers during the March 2007 quarter. KEMET also introduced 125 new Tantalum products during the quarter of which 41 were first to market.

•      The manufacturing moves to low-cost regions are substantially complete.  Two manufacturing operation moves still remain to be made.  One is the anode manufacturing move to Mexico, which is currently in process, and the other is the tantalum polymer manufacturing move to China, which was started in the fiscal first quarter 2007.  It is expected that both moves will be completed by the end of calendar 2007.

Summary of special charges in the March 2007 quarter:

	Fiscal Quarter
	Ended
	March 2007
	(In Millions)
Manufacturing relocation	$2.5
Property writedown	0.1
Reduction in workforce	0.1
Restructuring charges	$2.7	Shown separately on income statement

EPCOS tantalum business unit integration	4.2	Included in SG&A expenses
Impact of SFAS No. 123R “Share-Based Payment”	1.3	Included in SG&A expenses
Special charges	$8.2

As of the end of the March 2007 quarter, all European tantalum integration activities are complete, and the Company does not anticipate any future costs associated with those activities.

QUIET PERIOD

Beginning July 1, 2007, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s annual report on Form 10-K will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico, China, and Portugal, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended		Twelve months ended
	March 31		March 31
	2007	2006	2007	2006

Income Statement Data:
Net sales	$157,077	$133,406	$658,714	$490,106
Cost of goods sold	124,744	105,551	517,443	399,264
Selling, general and administrative expenses	23,077	13,114	89,450	49,660
Research and development	9,418	7,370	33,385	25,976
Gain on sale of intellectual property	—	(2,917)	—	(2,917)
Restructuring charges	2,658	12,457	12,572	28,319

Operating income/(loss)	(2,820)	(2,169)	5,864	(10,196)

Interest expense	2,110	1,667	7,174	6,628
Interest income	(2,361)	(1,452)	(6,283)	(5,640)
Other (income)/expense	(1,666)	(331)	(2,486)	916
Income tax (benefit)/expense	(1,031)	218	563	(12,475)

Net income/(loss)	$128	$(2,271)	$6,896	$375

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.00	$(0.03)	$0.08	$0.00
Diluted	$0.00	$(0.03)	$0.08	$0.00

Weighted-average shares outstanding:
Basic	83,746,252	86,866,937	85,647,914	86,721,589
Diluted	83,875,700	86,866,937	85,795,486	86,779,653

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended March 31, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$157,077			$157,077
Cost of goods sold	124,744			124,744
Selling, general and administrative expenses	17,577	$5,500	(1)(2)	23,077
Research and development	9,418			9,418
Restructuring charges	—	2,658	(3)	2,658

Operating income/(loss)	5,338	(8,158)		(2,820)

Interest expense	2,110			2,110
Interest income	(2,361)			(2,361)
Other (income)/expense	(1,666)			(1,666)
Income tax (benefit)/expense	(1,031)			(1,031)

Net income/(loss)	$8,286	$(8,158)		$128

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.10	$(0.10)		$0.00
Diluted	$0.10	$(0.10)		$0.00

Weighted-average shares outstanding:
Basic	83,746,252	83,746,252		83,746,252
Diluted	83,875,700	83,746,252		83,875,700

Notes:

(1) - EPCOS tantalum business unit integration costs were $4.2 million for the quarter ended March 31, 2007.

(2) - Includes the impact of $1.3 million related to the implementation SFAS No. 123R “Share-Based Payment.”

(3) - Restructuring costs were $2.7 million as follows:

Manufacturing relocation	$ 2.5
Property writedown	0.1
Reduction in workforce	0.1
Total restructuring charges	$ 2.7

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Twelve months ended March 31, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$658,714			$658,714
Cost of goods sold	517,443			517,443
Selling, general and administrative expenses	66,396	$23,054	(1)(2)	89,450
Research and development	33,385			33,385
Restructuring charges	—	12,572	(3)	12,572

Operating income/(loss)	41,490	(35,626)		5,864

Interest expense	7,174			7,174
Interest income	(6,283)			(6,283)
Other (income)/expense	(2,646)	160	(4)	(2,486)
Income tax (benefit)/expense	563			563

Net income/(loss)	$42,682	$(35,786)		$6,896

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.50	$(0.42)		$0.08
Diluted	$0.50	$(0.42)		$0.08

Weighted-average shares outstanding:
Basic	85,647,914	85,647,914		85,647,914
Diluted	85,795,486	85,647,914		85,795,486

Notes:

(1) - EPCOS tantalum business unit integration costs were $16.2 million for the twelve months ended March 31, 2007.

(2) - Includes the impact of $6.8 million related to the implementation SFAS No. 123R “Share-Based Payment.”

(3) - Restructuring costs were $12.6 million as follows:

Manufacturing relocation	$9.6
Property writedown	0.2
Reduction in workforce	2.8
Total restructuring charges	$12.6

(4) - Write-off related to acquisition of EPCOS tantalum business unit of $160 thousand.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	March 31, 2007	March 31, 2006
ASSETS

Cash and cash equivalents	$212,202	$163,778
Short-term investments	—	4,889
Accounts receivable, net	108,830	68,457
Inventories	153,868	125,070
Prepaid expenses and other current assets	6,816	7,822
Deferred income taxes	5,071	4,647
Total current assets	486,787	374,663
Property, plant and equipment, net	349,174	253,303
Property held for sale	3,647	4,502
Long-term investments in marketable securities	45,767	67,195
Investments in affiliates	119	972
Goodwill	36,552	30,471
Intangible assets, net	14,260	12,506
Other assets	7,110	4,706

Total assets	$943,416	$748,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$20,000	$20,000
Accounts payable, trade	70,799	47,251
Accrued expenses	49,777	32,303
Income taxes payable	7,225	5,770
Total current liabilities	147,801	105,324
Long-term debt	238,744	80,000
Other non-current obligations	19,587	44,139
Deferred income taxes	1,526	6,152
Total liabilities	407,658	235,615

Common stock	881	881
Additional paid-in capital	321,329	315,500
Retained earnings	228,117	221,221
Accumulated other comprehensive income	30,419	(2,343)
Treasury stock, at cost	(44,988)	(22,556)
Total stockholders’ equity	535,758	512,703

Total liabilities and stockholders’ equity	$943,416	$748,318